Exhibit 99.1
KINDER MORGAN DECLARES $0.25 PER SHARE DIVIDEND AND ANNOUNCES RESULTS FOR FOURTH QUARTER OF 2019

KMI Closes on Sale of U.S. Portion of Cochin and Its 70 Percent Interest in KML
Proceeds Being Used to Pay Down Debt, Creating $1.2 Billion of Balance Sheet Flexibility

HOUSTON, January 22, 2020 - Kinder Morgan, Inc. (NYSE: KMI) today announced results for the fourth quarter of 2019:

•	14 percent year-over-year growth in natural gas transport volumes in the fourth quarter, the eighth consecutive quarter to exceed 10 percent growth

•	$610 million or $0.27 per share of net income available to common stockholders

•	$1.35 billion or $0.59 per share of distributable cash flow (DCF)

•	$785 million of excess DCF above declared dividend

•	Full-year 2019 Adjusted EBITDA up 1 percent versus 2018 despite Trans Mountain sale

•	Sale of the U.S. portion of the Cochin pipeline and 70 percent interest in Kinder Morgan Canada Limited (KML) to Pembina Pipeline Corporation (Pembina)

KMI’s board of directors approved a cash dividend of $0.25 per share for the fourth quarter ($1.00 annualized), payable on February 18, 2020, to common stockholders of record as of the close of business on February 3, 2020. KMI is reporting fourth quarter net income available to common stockholders of $610 million, compared to $483 million in the fourth quarter of 2018; and DCF of $1,354 million, a 6 percent increase over the fourth quarter of 2018.

“The dividend we announce today represents a 25 percent increase over the fourth quarter 2018 dividend, as we continue to deliver on the dividend growth plan we outlined in mid-2017,” said Richard D. Kinder, Executive Chairman. “I am very bullish on our company’s future. As our performance continues to indicate, the need for our assets and services has a decades-long runway. Our business segments are extremely well-positioned across our various markets.”

“Our company had another strong quarter with earnings from our base business augmented by the two major projects placed in service during the third and fourth quarters of 2019, Gulf Coast Express Pipeline (GCX) and the Elba Liquefaction project,” said Chief Executive Officer Steve Kean. “We also received several approvals from the Federal Energy Regulatory Commission (FERC) for important natural gas projects and are executing on high-return expansion projects in each of our business units.

“We maintained our commitment to fiscal discipline by funding growth capital through operating cash flows, as we have been doing since the first quarter of 2016. Demonstrating this commitment is the fact that during the year we reduced our capital expenditures by more than $300 million, which overwhelmed the slight miss on DCF. The sale of our U.S. Cochin asset, along with our 70 percent interest in KML, both at attractive valuations, helped us further strengthen our balance sheet. In fact, our net debt declined by almost $2.2 billion in the quarter and has now declined by more than $9.4 billion since the third quarter of 2015,” concluded Kean.

“Our Natural Gas Pipelines and Product Pipelines segments generated strong commercial and financial performance in the fourth quarter,” said KMI President Kim Dang. “Company-wide we generated fourth quarter earnings per common share of $0.27, compared to $0.21 in the fourth quarter of 2018. Adjusted Earnings per share in the fourth quarter of 2019 were up 4 percent compared to the fourth quarter of 2018. At $0.59 per common share, DCF per share was up $0.03 from the fourth quarter of 2018, with $785 million of excess DCF above our declared dividend. In an improvement from our third quarter forecast, DCF ended the year essentially on plan at less than one-half of one percent below plan.

“KMI reported fourth quarter net income available to common stockholders of $610 million, compared to $483 million for the fourth quarter of 2018, and DCF of $1,354 million, up from $1,273 million for the comparable period in 2018. The net income and DCF increases were due to greater contributions from the Natural Gas Pipelines and Products Pipelines segments, partially offset by lower commodity prices and volumes impacting our CO2 segment. Net income was further impacted by a $1,296 million non-cash gain associated with the KML/Cochin sale as well as $1,014 million in non-cash impairments taken in the fourth quarter of 2019. These included an impairment of our investment in Ruby Pipeline driven by upcoming contract expirations and competing natural gas supplies, as well as of two of our gathering and processing assets in Oklahoma and North Texas driven by reduced drilling activity.

“We also made excellent progress on our Permian Highway Pipeline project, with nearly all of the right-of-way secured along the route and construction activities well underway on the western spread. As previously announced, given the slower than anticipated pace of regulatory approvals, the project is now expected to be in service early in 2021. As with GCX, this project is critical to the development of resources and the reduction of flaring in the Permian Basin,” continued Dang.

KMI’s project backlog at the end of the fourth quarter stood at $3.6 billion, approximately $500 million less than at the end of the third quarter of 2019. Excluding the CO2 segment projects (where we have higher return thresholds than our other projects), KMI expects projects in its backlog to generate an average Project EBITDA multiple of approximately 5.7 times.

For the full year of 2019, KMI reported net income available to common stockholders of $2,190 million, compared to $1,481 million in 2018, and DCF of $4,993 million, up 6 percent from $4,730 million in 2018. Net income and DCF for the full year improved year-over-year due to greater contributions from the Natural Gas Pipelines segment, lower preferred dividend payments and lower interest expense, partially offset by reduced contributions from the CO2 segment and the Trans Mountain sale. Net income was further impacted by non-cash impairments taken during 2018.

2020 Outlook

For 2020, KMI’s budget contemplates declared dividends of $1.25 per common share, a 25 percent increase from the 2019 declared dividends, DCF of approximately $5.1 billion ($2.24 per common share) and Adjusted EBITDA of approximately $7.6 billion. KMI also expects to invest $2.4 billion in expansion projects and contributions to joint ventures during 2020. KMI expects to use internally generated cash flow to fully fund its 2020 dividend payments, as well as almost all of its 2020 discretionary spending, with no need to access equity markets. KMI also expects to end 2020 with a Net Debt-to-Adjusted EBITDA ratio of approximately 4.3 times. More detail will be provided at our Investor Day on January 29, 2020.

KMI does not provide budgeted net income available to common stockholders and net income, the GAAP financial measures most directly comparable to the non-GAAP financial measures of DCF and Adjusted EBITDA, respectively, or budgeted metrics derived therefrom (such as the portion of net income attributable to an individual capital project, the GAAP financial measure most directly comparable to Project EBITDA) due to the impracticality of predicting certain amounts required by GAAP such as unrealized gains and losses on derivatives marked to market and potential changes in estimates for certain contingent liabilities.

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance for the fourth quarter of 2019 was higher relative to the fourth quarter of 2018,” said Dang. “The segment saw higher revenue due to contributions from the Elba Liquefaction and GCX projects and various expansion projects placed in service on Tennessee Gas Pipeline (TGP).”

Natural gas transport volumes were up 14 percent compared to the fourth quarter of 2018, with the largest gains on El Paso Natural Gas (EPNG), TGP and Colorado Interstate Gas (CIG), followed by Kinder Morgan Louisiana Pipeline (KMLP), GCX and the Texas Intrastates. This constitutes the eighth quarter in a row in which volumes exceeded the previous comparable prior year period by 10 percent or more. EPNG benefited from Permian-related activity and colder California weather, TGP from new projects placed in service, CIG from increased DJ production and higher heating demand on the Front Range, KMLP from the Sabine Pass Expansion in-service, GCX from going into service, and the Texas Intrastates from the continued growth in the Texas Gulf Coast market. Natural gas gathering volumes were up 8 percent from the fourth quarter of 2018 due primarily to higher volumes on the South Texas, Eagle Ford and Bakken midstream systems. NGL transport volumes were up 23 percent compared to the fourth quarter of 2018, due to higher Cochin volumes.

Natural gas is critical to the American economy, to meeting the world’s evolving energy needs, and to cost-effectively achieving greenhouse gas emissions reductions. Independent analysts project that U.S. natural gas demand, including net exports to Mexico and LNG exports -- displacing more carbon-intensive fuels -- will increase from 2019 levels by nearly 30 percent to more than 120 billion cubic feet per day (Bcf/d) by 2030, which is consistent with KMI’s own internal modeling. Of the natural gas consumed in or exported from the U.S., about 40 percent moves on KMI pipelines. Analysts project that future natural gas infrastructure opportunities through 2030 will be driven by LNG exports (forecast to increase more than three-fold), continued industrial development (forecast to rise by 4 Bcf/d), particularly in the petrochemical industry, net exports to Mexico (forecast to rise by 3 Bcf/d), and greater demand for gas-fired power generation across the country (forecast to increase by 2 Bcf/d).

“During the quarter, the Products Pipelines segment benefited from strong contributions from our Bakken Crude assets, the KM Splitter, and SFPP,” Dang said.

Crude and condensate pipeline volumes and total refined product volumes were flat compared to the fourth quarter of 2018.

“Terminals segment earnings, which were impacted by the December sale of KML, were down this quarter compared to the fourth quarter of 2018. Our liquids business, which accounts for nearly 80 percent of the segment total, saw record volumes across our Houston Ship Channel hub with refined products exports averaging 328,000 barrels per day for the quarter,” said Dang.

Contributions from the Terminals segment’s bulk business were down compared to the fourth quarter of 2018 with gains at our petroleum coke handling operations more than offset by weakness in coal export volumes.

“The CO2 segment was negatively impacted versus the fourth quarter of 2018 primarily by lower commodity prices and lower crude volumes. Our weighted average NGL price for the quarter was down $5.34 per barrel, or 19 percent from the fourth quarter of 2018. Our realized weighted average crude oil price for the quarter was down 10 percent at $49.90 per barrel compared to $55.57 per barrel for the fourth quarter of 2018, largely driven by our Midland/Cushing basis hedges,” said Dang. “Fourth quarter 2019 combined oil production across all of our fields was down 5 percent compared to the same period in 2018 on a net to KMI basis, with declines experienced at most of our fields. Fourth quarter 2019 net NGL sales volumes of 9.8 thousand barrels per day were up 4 percent compared to the same period in 2018.”

Other News

Corporate

•
On January 9, 2020, KMI announced the sale of all of the approximately 25 million shares of Pembina stock it received in connection with Pembina’s acquisition of KML. KMI is using the after-tax proceeds from the sale of approximately $764 million to pay down debt.

Natural Gas Pipelines

•
Construction activities continue on the Permian Highway Pipeline (PHP) near the Waha area in Texas. More than 99 percent of the right-of-way along the entire route has been secured, and Kinder Morgan expects to receive the required permit from the U.S. Army Corps of Engineers soon.  The approximately $2 billion project is designed to transport up to 2.1 Bcf/d of natural gas through approximately 430 miles of 42-inch pipeline from the Waha area to U.S. Gulf Coast and Mexico markets. PHP is expected to be in service early in 2021. The total 2.1 Bcf/d of capacity is fully subscribed under long-term, binding agreements. Kinder Morgan Texas Pipeline (KMTP), EagleClaw Midstream and Altus Midstream each hold an ownership interest of approximately 26.7 percent, and an affiliate of an anchor shipper has a 20 percent interest. KMTP is building and will operate the pipeline.

•
The Elba Liquefaction Company (ELC) is continuing the commissioning and startup of the ten liquefaction units that comprise its portion of the Elba Liquefaction project. Three units were placed in service in 2019, and a fourth unit went in service in January. The remaining six units are scheduled to be placed in service during the first half of 2020. The facility will have a total liquefaction capacity of approximately 2.5 million tonnes per year of LNG, equivalent to approximately 350 million cubic feet per day (MMcf/d) of natural gas. The nearly $2 billion project is supported by long term contracts with Shell. ELC, a KMI joint venture with EIG Global Energy Partners as a 49 percent partner, owns the liquefaction units and other ancillary equipment. Other facilities associated with the project are 100 percent owned by KMI.

•
Construction activities are underway for projects across KMI’s Texas intrastate system, including the Dayton Loop Project that is on schedule to be placed in service in the first quarter of 2020. This project will provide incremental takeaway capacity from the east Texas and Goodrich areas to the Houston Ship Channel, Texas City and Katy market areas. KMI is investing more than $325 million in a collection of projects, including the Dayton Loop Project, designed to increase capacity by approximately 1.7 Bcf/d and improve connectivity across its Texas intrastate system. The additional projects are designed to support the distribution of significant incremental volumes as GCX, PHP and other new Permian Basin takeaway projects deliver into the U.S. Gulf Coast and Mexico markets.

•
Construction is complete on a new 150 MMcf/d cryogenic plant in McKenzie County, North Dakota that was placed in service November 1, 2019. Approximately 275 MMcf/d of gathering capacity is also being created through pipeline and compression additions in the area. These projects are part of KMI’s approximately $450 million investment to expand its existing natural gas gathering and processing footprint in the Williston Basin.

•
On November 21, 2019, FERC issued a certificate authorizing EPNG to construct the South Mainline Expansion Project. Construction on the approximately $140 million project began in early December. The project will increase EPNG’s South Mainline system by approximately 203,000 dekatherms per day (Dth/d) by modifying and expanding portions of the system in Texas, New Mexico and Arizona to meet increased demand for natural gas from Arizona electric utility providers and for affordable, U.S.-produced natural gas exports to Mexico. The project will also provide for incremental delivery capacity into California and is expected to be placed into service in the third quarter of 2020.

•
Construction is nearly complete on the approximately $56 million Sierrita Gas Pipeline Expansion Project (KMI share: approximately $20 million). This project will increase the pipeline’s capacity by approximately 323,000 Dth/d to 524,000 Dth/d, and consists of a new 15,900 horsepower compressor station in Pima County, Arizona. This project is expected to be placed into service in the second quarter of 2020. KMI is a 35 percent owner and the operator of Sierrita Gas Pipeline.

•
On October 23, 2019, FERC issued Natural Gas Pipeline of America (NGPL) an environmental assessment for its proposed Gulf Coast southbound expansion project. The approximately $230 million project (KMI’s share: $115 million) will increase southbound capacity on NGPL’s Gulf Coast System by approximately 300,000 Dth/d to serve Corpus Christi Liquefaction, LLC. The project is supported by a long-term take-or-pay contract and is expected to be placed into service in the first half of 2021 pending regulatory approvals.

•
Construction is underway on the Sabine Pass Compression Project, which is expected to be placed in service in late 2020. The approximately $68 million project (KMI’s share: approximately $34 million), supported by a long-term take-or-pay contract, will add compression capacity on NGPL’s Louisiana system in order to deliver additional natural gas to the Sabine Pass Liquefaction facility in Cameron Parish.

•
On October 17, 2019, FERC issued a certificate authorizing NGPL to construct its approximately $52 million Lockridge to Waha Project (KMI’s share: $26 million). The project will enable NGPL to deliver up to 500,000 Dth/d to the Waha Hub with an extension of its Amarillo system, and is supported by long-term take-or-pay contracts. Construction is expected to begin in May 2020, and the extension is expected to be placed in service in the fourth quarter of 2020.

Products Pipelines

•
Progress continues on the Roanoke Expansion Project on the Plantation Pipe Line system, and it is currently on track to be in service by April 1, 2020. Currently, the incremental capacity of 21,000 barrels per day (bpd) is available on the mainline from Baton Rouge, Louisiana to Greensboro, South Carolina. The full project (KMI’s share: approximately $25 million) will add approximately 21,000 bpd of incremental refined petroleum products capacity on the Plantation Pipe Line system from the Baton Rouge, Louisiana and Collins, Mississippi origin points to the Roanoke, Virginia area. The project consists primarily of additional pump capacity and operational storage.

Terminals

•
Construction activities have begun on a series of projects at Kinder Morgan’s Pasadena Terminal and Jefferson Street Truck Rack, located on the Houston Ship Channel. These approximately $125 million projects include increasing flow rates on inbound pipeline connections and outbound dock lines, tank modifications that will add butane blending and vapor combustion capabilities to 10 storage tanks, expansion of the current methyl tert-butyl ether storage and blending platform, and a new dedicated natural gasoline (C5) inbound connection. The improvements are supported by a long-term agreement with a major refiner and are expected to be completed by the end of the second quarter of 2020.

•
Construction activities have begun for the butane-on-demand blending system for 25 tanks at KMI’s Galena Park Terminal. The approximately $45 million project will include construction of a 30,000-barrel butane sphere and a new inbound C4 pipeline connection, as well as tank and piping modifications to extend butane blending capabilities to 25 tanks, two ship docks, and six cross-channel pipelines. The project is supported by a long-term agreement with an investment grade midstream company and is expected to be completed in the first quarter of 2021.

•
KMI has begun construction on an expansion of its market-leading Argo ethanol hub. The project, which spans both the Argo and Chicago Liquids facilities, includes 105,000 barrels of additional ethanol storage capacity and enhancements to the system’s rail loading, rail unloading and barge loading capabilities. The approximately $19 million project will improve the system’s inbound and outbound modal balances, adding greater product-clearing efficiencies to this industry-critical pricing and liquidity hub.

•
Battleground Oil Specialty Terminal Company LLC (BOSTCO), a leading fuel oil storage terminal on the Houston Ship Channel, has authorized a facility upgrade that will add piping to allow for segregation of high sulfur and low sulfur fuel oils.  Detailed engineering and design work is underway on the approximately $22 million project, which is expected to be placed in-service in the fourth quarter of 2020.  KMI owns a 55 percent interest in and is the operator of BOSTCO.

CO2

•
CO2 segment capital projects continue to generate attractive returns, consistent with past performance. We expect to continue to find opportunities to extend the productive life of our fields by virtue of our repeated past success in converting the substantial amount of original resources into productive oil and NGLs.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Our mission is to provide energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of people, communities and businesses. Our vision is delivering energy to improve lives and create a better world. We own an interest in or operate approximately 83,000 miles of pipelines and 147 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals transload and store liquid commodities including petroleum products, ethanol and chemicals, and bulk products, including petroleum coke, metals and ores. For more information, please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, January 22, at www.kindermorgan.com for a LIVE webcast conference call on the company’s fourth quarter earnings.

Non-GAAP Financial Measures

The non-generally accepted accounting principles (non-GAAP) financial measures of Adjusted Earnings and distributable cash flow (DCF), both in the aggregate and per share for each; segment earnings before depreciation, depletion, amortization (DD&A) and amortization of excess cost of equity investments and Certain Items (Adjusted Segment EBDA); net income before interest expense, income taxes, DD&A and Certain Items (Adjusted EBITDA); Net Debt; Adjusted Net Debt; Project EBITDA; and Free Cash Flow in relation to our CO2 segment are presented herein.

Our non-GAAP measures described further below should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP measures may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP financial measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP measures, are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). (See the accompanying Tables 4 and 7.)

Adjusted Earnings is calculated by adjusting net income available to common stockholders for Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of the Company’s ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income available to common stockholders. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per common share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income available to common stockholders for Certain Items (Adjusted Earnings), and further by DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income available to common stockholders. DCF per common share is DCF divided by average outstanding common shares, including restricted stock awards that participate in common dividends. (See the accompanying Tables 2 and 3.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. General and administrative expenses and certain corporate charges are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Adjusted Segment EBDA is a useful performance metric because it provides management and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Adjusted Segment EBDA is Segment EBDA. (See the accompanying Tables 3 and 7.)

Adjusted EBITDA is calculated by adjusting net income before interest expense, income taxes, and DD&A, including amortization of excess cost of equity investments (EBITDA) for Certain Items, KMI’s share of unconsolidated joint venture (JV) DD&A and income tax expense (net of our partners’ share of consolidating JV DD&A and income tax expense), and net income attributable to noncontrolling interests that is further adjusted for KML noncontrolling interests (net of its applicable Certain Items). Adjusted EBITDA is used by management and external users, in conjunction with our Net Debt (as described further below), to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income. (See the accompanying Tables 3 and 4.)

Net Debt and Adjusted Net Debt, as used in this news release, are non-GAAP financial measures that management believes are useful to investors and other users of our financial information in evaluating our leverage. Net Debt is calculated by subtracting from debt (i) cash and cash equivalents, (ii) the preferred interest in the general partner of Kinder Morgan Energy Partners L.P., (iii) debt fair value adjustments, (iv) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps and (v) 50% of the outstanding KML preferred equity.  Adjusted Net Debt is Net Debt with the cash component as of December 31, 2018, reduced by the amount of cash distributed to KML’s restricted voting shareholders as a return of capital on January 3, 2019, and increased by the net of the gain realized on settlement of net investment hedges of our foreign currency risk with respect to our share of the KML return of capital on January 3, 2019.  We believe the most comparable measure to Net Debt and Adjusted Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

Project EBITDA, as used in this news release, is calculated for an individual capital project as earnings before interest expense, taxes, DD&A and general and administrative expenses attributable to such project, or for JV projects, our percentage share of the foregoing. Management uses Project EBITDA to evaluate our return on investment for capital projects before expenses that are generally not controllable by operating managers in our business segments. We believe the GAAP measure most directly comparable to Project EBITDA is the portion of net income attributable to a capital project.

Free Cash Flow, as used in relation to our CO2 segment, is calculated by reducing Segment EBDA (GAAP) by Certain Items and capital expenditures (sustaining and expansion). Management uses Free Cash Flow as an additional performance measure for our CO2 segment. We believe the GAAP measure most directly comparable to Free Cash Flow is Segment EBDA (GAAP). (See the accompanying Table 7).

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; KMI's expected DCF and Adjusted EBITDA for 2020 and expected Net Debt-to-Adjusted EBITDA ratio at the end of 2020; anticipated dividends; and KMI's capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2018 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
(713) 420-6397	km_ir@kindermorgan.com
Newsroom@kindermorgan.com	www.kindermorgan.com

Table 1 Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited, in millions except per share amounts)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2019	2018		2019	2018
Revenues	$3,352	$3,781		$13,209	$14,144
Operating costs, expenses and other
Costs of sales	776	1,199		3,263	4,421
Operations and maintenance	679	640		2,591	2,522
Depreciation, depletion and amortization	661	587		2,411	2,297
General and administrative	134	110		590	601
Taxes, other than income taxes	102	86		426	345
(Gain) loss on divestitures and impairments, net	(929)	102		(942)	167
Other income, net	(2)	(1)		(3)	(3)
Total operating costs, expenses and other	1,421	2,723		8,336	10,350
Operating income	1,931	1,058		4,873	3,794
Other income (expense)
(Loss) earnings from equity investments	(425)	179		101	617
Amortization of excess cost of equity investments	(22)	(18)		(83)	(95)
Interest, net	(442)	(461)		(1,801)	(1,917)
Other, net	40	17		75	107
Income before income taxes	1,082	775		3,165	2,506
Income tax expense	(455)	(273)		(926)	(587)
Net income	627	502		2,239	1,919
Net income attributable to NCI	(17)	(8)		(49)	(310)
Net income attributable to Kinder Morgan, Inc.	610	494		2,190	1,609
Preferred stock dividends	—	(11)		—	(128)
Net income available to common stockholders	$610	$483	26%	$2,190	$1,481	48%
Class P Shares
Basic and diluted earnings per common share	$0.27	$0.21	29%	$0.96	$0.66	45%
Basic and diluted weighted average common shares outstanding	2,265	2,248	1%	2,264	2,216	2%
Declared dividends per common share	$0.25	$0.20	25%	$1.00	$0.80	25%
Adjusted Earnings (1)	$589	$565	4%	$2,161	$1,982	9%
Adjusted Earnings per common share (1)	$0.26	$0.25	4%	$0.95	$0.89	7%

Note
(1)
Adjusted Earnings is Net income available to common stockholders adjusted for Certain Items, see Table 2. Adjusted Earnings per common share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per common share.

Table 2 Kinder Morgan, Inc. and Subsidiaries Preliminary Net Income Available to Common Stockholders to Adjusted Earnings and DCF Reconciliation (Unaudited, in millions)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2019	2018		2019	2018
Net income available to common stockholders (GAAP)	$610	$483		$2,190	$1,481
Total Certain Items	(21)	82		(29)	501
Adjusted Earnings (1)	589	565	4%	2,161	1,982	9%
DD&A and amortization of excess cost of equity investments for DCF (2)	774	696		2,867	2,752
Income tax expense for DCF (1)(2)	193	198		714	710
Cash taxes (3)	(14)	(17)		(90)	(77)
Sustaining capital expenditures (3)	(211)	(181)		(688)	(652)
Other items (4)	23	12		29	15
DCF	$1,354	$1,273	6%	$4,993	$4,730	6%
Table 3 Kinder Morgan, Inc. and Subsidiaries Preliminary Adjusted Segment EBDA, Adjusted EBITDA and DCF (Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2019	2018		2019	2018
Natural Gas Pipelines	$1,248	$1,128	11%	$4,610	$4,205	10%
Products Pipelines	322	297	8%	1,258	1,227	3%
Terminals	290	304	(5)%	1,174	1,209	(3)%
CO2	185	216	(14)%	707	907	(22)%
Kinder Morgan Canada	—	—	n/a	—	124	(100)%
Adjusted Segment EBDA (1)(5)	2,045	1,945	5%	7,749	7,672	1%
General and administrative and corporate charges (1)	(131)	(97)		(598)	(564)
KMI's share of JV DD&A and income tax expense (1)(6)	119	117		487	472
Net income attributable to NCI (net of KML NCI and Certain Items) (1)	(13)	(3)		(20)	(12)
Adjusted EBITDA	2,020	1,962	3%	7,618	7,568	1%
Interest, net (1)	(451)	(469)		(1,816)	(1,891)
Cash taxes (3)	(14)	(17)		(90)	(77)
Sustaining capital expenditures (3)	(211)	(181)		(688)	(652)
KML NCI DCF adjustments (7)	(13)	(23)		(60)	(105)
Preferred stock dividends	—	(11)		—	(128)
Other items (4)	23	12		29	15
DCF	$1,354	$1,273	6%	$4,993	$4,730	6%
Weighted average common shares outstanding for dividends (8)	2,277	2,261		2,276	2,228
DCF per common share	$0.59	$0.56		$2.19	$2.12
Declared dividends per common share	$0.25	$0.20		$1.00	$0.80

Notes
(1)	Amounts are adjusted for Certain Items. See Tables 4 and 7 for more information.
(2)	Includes KMI's share of DD&A or income tax expense from JVs, net of DD&A or income tax expense attributable to KML NCI, as applicable.
(3)	Includes KMI's share of cash taxes or sustaining capital expenditures from JVs, as applicable.
(4)	Includes non-cash pension expense and non-cash compensation associated with our restricted stock program.
(5)
For segment reporting purposes, effective January 1, 2019, certain assets were transferred between our business segments. As a result, three and twelve months ended December 31, 2018 amounts have been reclassified to conform to the current presentation. The reclassified amounts were not material.

(6)	KMI's share of unconsolidated JV DD&A and income tax expense, net of consolidating JV partners' share of DD&A.
(7)	The combined net income, DD&A and income tax expense adjusted for Certain Items, as applicable, attributable to KML NCI. See Table 7.
(8)	Includes restricted stock awards that participate in common share dividends.

Table 4 Kinder Morgan, Inc. and Subsidiaries Preliminary Net Income to Adjusted EBITDA Reconciliation (Unaudited, in millions)

	Three Months Ended December 31,		% change	Year Ended December 31,		% change
	2019	2018		2019	2018
Net income (GAAP)	$627	$502	25%	$2,239	$1,919	17%
Certain Items:
Fair value amortization	(7)	(7)		(29)	(34)
Legal, environmental and taxes other than income tax reserves	18	10		46	12
Change in fair market value of derivative contracts (1)	(2)	(110)		(24)	80
(Gain) loss on divestitures and impairments, net (2)	(275)	109		(280)	317
Hurricane damage (recoveries), net	—	1		—	(24)
Income tax Certain Items	284	91		299	(58)
NCI associated with Certain Items	(3)	(8)		(4)	240
Other	(36)	(4)		(37)	(32)
Total Certain Items	(21)	82		(29)	501
DD&A and amortization of excess cost of equity investments	683	605		2,494	2,392
Income tax expense (3)	171	182		627	645
KMI's share of JV DD&A and income tax expense (3)(4)	119	117		487	472
Interest, net (3)	451	469		1,816	1,891
Net (income) loss attributable to NCI (net of KML NCI (3))	(10)	5		(16)	(252)
Adjusted EBITDA	$2,020	$1,962	3%	$7,618	$7,568	1%

Notes
(1)	Gains or losses are reflected in our DCF when realized.
(2)
Three months and year ended December 31, 2019 primarily include: (i) a $1,296 million pre-tax gain on the sale of KML and U.S. Cochin Pipeline and a pre-tax loss of $364 million for asset impairments, related to gathering and processing assets in Oklahoma and northern Texas in our Natural Gas Pipelines business segment and oil and gas producing assets in our CO2 business segment, which are reported within “(Gain) loss on divestitures and impairments, net” on the accompanying Preliminary Consolidated Statement of Income; and (ii) a pre-tax $650 million loss for an impairment of our investment in Ruby Pipeline which is reported within “(Loss) earnings from equity investments” on the accompanying Preliminary Consolidated Statement of Income. (See Table 1.)

(3)	Amounts are adjusted for Certain Items. See Table 7 for more information.
(4)	KMI's share of unconsolidated JV DD&A and income tax expense, net of consolidating JV partners' share of DD&A.

Table 5 Volume and CO2 Segment Hedges Highlights (Historical pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Natural Gas Pipelines
Transport volumes (BBtu/d)	39,272	34,551	36,793	32,821
Sales volumes (BBtu/d)	2,374	2,339	2,420	2,472
Gas gathering volumes (BBtu/d)	3,521	3,256	3,382	2,972
NGLs (MBbl/d) (1)	124	101	125	114
Products Pipelines (MBbl/d)
Gasoline (2)	1,029	1,024	1,041	1,038
Diesel fuel	363	376	368	372
Jet fuel	311	303	306	302
Total refined product volumes	1,703	1,703	1,715	1,712
Crude and condensate (3)	671	672	651	631
Total delivery volumes (MBbl/d)	2,374	2,375	2,366	2,343
Terminals
Liquids leasable capacity (MMBbl)	89.0	88.8	89.0	88.8
Liquids utilization %	94.0%	94.9%	94.0%	94.9%
Bulk transload tonnage (MMtons)	14.3	16.5	59.4	64.2
CO2
SACROC oil production	23.50	24.77	23.90	24.39
Yates oil production	7.48	7.09	7.19	7.43
Katz and Goldsmith oil production	3.60	4.12	3.79	4.59
Tall Cotton oil production	2.25	2.65	2.33	2.36
Total oil production - net (MBbl/d) (4)	36.83	38.63	37.21	38.77
NGL sales volumes - net (MBbl/d) (4)	9.79	9.38	10.10	10.01
CO2 production - net (Bcf/d)	0.60	0.60	0.61	0.57
Realized weighted average oil price per Bbl	$49.90	$55.57	$49.49	$57.83
Realized weighted average NGL price per Bbl	$23.34	$28.68	$23.49	$32.21

CO2 Segment Hedges	2020	2021	2022	2023
Crude Oil (5)
Price ($/barrel)	$56.58	$54.21	$54.60	$52.81
Volume (barrels per day)	29,900	16,100	7,700	4,000
NGLs
Price ($/barrel)	$31.97
Volume (barrels per day)	4,544
Midland-to-Cushing Basis Spread
Price ($/barrel)	$0.14
Volume (barrels per day)	31,100

Notes
(1)	All periods reflect January 1, 2019 transfer of certain assets and include Cochin, Utopia, and Cypress.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	All periods reflect January 1, 2019 transfer of certain assets and include KMCC, Camino Real Crude, Double Eagle, Hiland Crude Gathering, and Double H.
(4)	Net of royalties and outside working interests.
(5)	Includes West Texas Intermediate hedges.

Table 6 Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited, in millions)

	December 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$185	$3,280
Other current assets	3,053	2,442
Property, plant and equipment, net	36,419	37,897
Investments	7,759	7,481
Goodwill	21,451	21,965
Deferred charges and other assets	5,290	5,801
Total assets	$74,157	$78,866
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Short-term debt	$2,377	$3,388
Other current liabilities	2,623	4,169
Preferred interest in general partner of KMP	100	100
Long-term debt	30,883	33,105
Debt fair value adjustments	1,032	731
Other	2,253	2,176
Total liabilities	39,268	43,669
Redeemable Noncontrolling Interest	803	666
Other shareholders' equity	34,075	34,008
Accumulated other comprehensive loss	(333)	(330)
KMI equity	33,742	33,678
Noncontrolling interests	344	853
Total shareholders' equity	34,086	34,531
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$74,157	$78,866
Net Debt (1)	$33,031	$33,352
Adjusted Net Debt (2)	33,031	34,151

	Adjusted EBITDA Twelve Months Ended
	December 31,	December 31,
Reconciliation of Net Income to Adjusted EBITDA	2019	2018
Net income (GAAP)	$2,239	$1,919
Total Certain Items	(29)	501
Net income attributable to NCI (net of KML NCI) (3)	(16)	(252)
DD&A and amortization of excess cost of equity investments	2,494	2,392
Income tax expense (4)	627	645
KMI's share of JV DD&A and income tax expense (4)	487	472
Interest, net (4)	1,816	1,891
Adjusted EBITDA	$7,618	$7,568
Net Debt to Adjusted EBITDA	4.3	4.4
Adjusted Net Debt to Adjusted EBITDA	4.3	4.5

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP; (ii) debt fair value adjustments; and (iii) the foreign exchange impact on our Euro denominated debt of $44 million and $76 million as of December 31, 2019 and 2018, respectively, as we have entered into swaps to convert that debt to U.S.$. Additionally, the 2018 amount includes 50% of KML preferred equity, which is included in noncontrolling interests, of $215 million.

(2)
In addition to the adjustments described in (1) above, the December 31, 2018 cash component was (i) reduced by $890 million, representing the portion of cash KML distributed to KML restricted voting shareholders on January 3, 2019 as a return of capital and (ii) increased by $91 million, representing the unrecognized gain as of December 31, 2018 on net investment hedges which hedged our exposure to foreign currency risk associated with a substantial portion of our share of the proceeds from the sale of Trans Mountain.

(3)	2019 and 2018 amounts are net of KML NCI of $33 million and $58 million, respectively.
(4)	Amounts are adjusted for Certain Items.

Table 7 Kinder Morgan, Inc. and Subsidiaries Preliminary Supplemental Information (Unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Segment EBDA
Natural Gas Pipelines (GAAP)	$1,278	$1,172	$4,661	$3,540
Certain Items	(30)	(44)	(51)	665
Natural Gas Pipelines Adjusted Segment EBDA	1,248	1,128	4,610	4,205
Products Pipelines (GAAP)	317	297	1,225	1,209
Certain Items	5	—	33	18
Products Pipelines Adjusted Segment EBDA	322	297	1,258	1,227
Terminals (GAAP)	622	303	1,506	1,175
Certain Items	(332)	1	(332)	34
Terminals Adjusted Segment EBDA	290	304	1,174	1,209
CO2 (GAAP)	123	198	681	759
Certain Items	62	18	26	148
CO2 Adjusted Segment EBDA	185	216	707	907
Kinder Morgan Canada (GAAP)	—	(26)	(2)	720
Certain Items	—	26	2	(596)
Kinder Morgan Canada Adjusted Segment EBDA	—	—	—	124
Total Segment EBDA (GAAP)	2,340	1,944	8,071	7,403
Total Segment EBDA Certain Items	(295)	1	(322)	269
Total Adjusted Segment EBDA	$2,045	$1,945	$7,749	$7,672
Depreciation, depletion and amortization (GAAP)	$(661)	$(587)	$(2,411)	$(2,297)
Amortization of excess cost of equity investments (GAAP)	(22)	(18)	(83)	(95)
DD&A and amortization of excess cost of equity investments	(683)	(605)	(2,494)	(2,392)
KMI's share of JV DD&A	(95)	(97)	(392)	(390)
DD&A attributable to KML NCI	4	6	19	30
DD&A and amortization of excess cost of equity investments for DCF	$(774)	$(696)	$(2,867)	$(2,752)
General and administrative (GAAP)	$(134)	$(110)	$(590)	$(601)
Corporate benefit (charges)	1	7	(21)	13
Certain Items	2	6	13	24
General and administrative and corporate charges (1)	$(131)	$(97)	$(598)	$(564)
Interest, net (GAAP)	$(442)	$(461)	$(1,801)	$(1,917)
Certain Items	(9)	(8)	(15)	26
Interest, net (1)	$(451)	$(469)	$(1,816)	$(1,891)
Income tax expense (GAAP)	$(455)	$(273)	$(926)	$(587)
Certain Items	284	91	299	(58)
Income tax expense (1)	(171)	(182)	(627)	(645)
KMI's share of taxable JV income tax expense (1)	(24)	(20)	(95)	(82)
Income tax expense attributable to KML NCI (1)	2	4	8	17
Income tax expense for DCF (1)	$(193)	$(198)	$(714)	$(710)
Net income attributable to KML NCI	$(4)	$(6)	$(29)	$(297)
KML NCI associated with Certain Items	(3)	(7)	(4)	239
KML NCI (1)	(7)	(13)	(33)	(58)
DD&A attributable to KML NCI	(4)	(6)	(19)	(30)
Income tax expense attributable to KML NCI (1)	(2)	(4)	(8)	(17)
KML NCI DCF adjustments (1)	$(13)	$(23)	$(60)	$(105)

Table 7 (continued) Kinder Morgan, Inc. and Subsidiaries Preliminary Supplemental Information (Unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income attributable to NCI (GAAP)	$(17)	$(8)	$(49)	$(310)
Less: KML NCI (1)	(7)	(13)	(33)	(58)
Net (income) loss attributable to NCI (net of KML NCI (1))	(10)	5	(16)	(252)
NCI associated with Certain Items	(3)	(8)	(4)	240
Net income attributable to NCI (net of KML NCI and Certain Items)	$(13)	$(3)	$(20)	$(12)
Additional JV information
KMI's share of JV DD&A	$(95)	$(97)	$(392)	$(390)
KMI's share of JV income tax expense (1)	(24)	(20)	(95)	(82)
KMI's share of JV DD&A and income tax expense (1)	$(119)	$(117)	$(487)	$(472)
KMI's share of taxable JV cash taxes	$(11)	$(18)	$(61)	$(68)
KMI's share of JV sustaining capital expenditures	$(29)	$(28)	$(114)	$(105)
CO2 Segment EBDA (GAAP) to CO2 Segment Free Cash Flow Reconciliation
CO2 Segment EBDA (GAAP)	$123	$198	$681	$759
Certain Items:
Change in fair market value of derivative contracts	(13)	(61)	(49)	90
Loss on impairments	75	79	75	79
Refund and reserve adjustment of taxes, other than income taxes	—	—	—	(21)
CO2 Segment Certain Items	62	18	26	148
Capital expenditures	(83)	(87)	(349)	(397)
CO2 Segment Free Cash Flow (1)(2)	$102	$129	$358	$510

Notes
(1)	Amounts are adjusted for Certain Items.
(2)	Includes sustaining and expansion capital expenditures for our CO2 segment.